DELAWARE GROUP EQUITY FUNDS I

Registration No. 811-00249
FORM N SAR
Semi Annual Period Ended April 30,
2009

SUB ITEM 77C: Matters submitted to
a
vote of security holders

At a Special Meeting of
Shareholders of
Delaware Group Equity Funds I (the
Trust),
on behalf of Delaware Balanced Fund
(the
Fund), held on March 12, 2009, the
shareholders of the Fund voted to
approve
an Agreement and Plan of
Reorganization
between the Trust, on behalf of the
Fund,
and Delaware Group Foundation
Funds, on
behalf of Delaware Moderate
Allocation
Portfolio, which provided for: (i)
the
acquisition of substantially all of
the assets
of the
the Fund by Delaware Moderate
Allocation
Portfolio, in exchange solely for
shares of
Delaware Moderate Allocation
Portfolio; (ii)
the pro rata distribution of shares
of
Delaware Moderate Allocation
Portfolio to
the shareholders of the Fund; and
(iii) the
complete liquidation and
dissolution of the
Fund.

The following proposals were
submitted for
a vote of the shareholders:

1. To approve an Agreement and Plan
of Reorganization between Delaware
Group Equity Funds I, on behalf of
Delaware Balanced Fund, and
Delaware Group Foundation Funds, on
behalf of Delaware Moderate
Allocation Portfolio which provides
for: (i) the acquisition of
substantially all of the assets of
Delaware Balanced Fund by Delaware
Moderate Allocation Portfolio, in
exchange solely for shares of
Delaware Moderate Allocation
Portfolio; (ii) the pro rata
distribution of shares of Delaware
Moderate Allocation Portfolio to
the shareholders of Delaware
Balanced Fund; and (iii) the
complete liquidation and
dissolution of Delaware Balanced
Fund.

A quorum of the shares outstanding
was
present, and the votes passed with
a majority
of those shares. The results were
as follows:

SHARES VOTED FOR
	5,486,825.90
PERCENTAGE OF SHARES VOTED
	91.61%
SHARES VOTED AGAINST
	162,118.32
PERCENTAGE OF SHARES VOTED
	2.71%
SHARES WITH AUTHORITY
WITHHELD	340,128.21
PERCENTAGE OF SHARES VOTED
	5.68%

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